EXHIBIT (k)(4)

                                SECOND AMENDMENT
                                       TO
             REGISTRAR, TRANSFER AGENCY AND PAYING AGENCY AGREEMENT



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                                                                  Exhibit (k)(4)


                                SECOND AMENDMENT
                                       TO
             REGISTRAR, TRANSFER AGENCY AND PAYING AGENCY AGREEMENT


1.       General Background. In accordance with the Amendment provision in
         Section 11 of the Registrar, Transfer Agency and Paying Agency Agreement between State Street Bank and Trust Company (the "Bank") and Royce Value Trust, Inc. (the "Fund") dated August 21, 1996, as amended by the first amendment thereto, dated May 18, 1998 (collectively the "Agreement"), the parties desire to amend the Agreement.

         1.2 This Amendment shall be effective ________ __, 2003 (the "Second Amendment") and all defined terms and definitions in the Agreement shall be the same in the Second Amendment except as specifically revised by this Second Amendment.

2. Additional Stock. The Fund will be issuing a new series of Cumulative Preferred Stock on ________ __, 2003. Section 1.01 of the Agreement is hereby deleted in its entirety and the new Section 1.01 below is inserted in its place.

         1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent, dividend paying agent and agent in connection with the payment of any redemption or liquidation proceeds for the Fund's authorized and issued shares of its Cumulative Preferred Stock, including its 7.80% Cumulative Preferred Stock, its 7.30% Tax-Advantaged Cumulative Preferred Stock and
                  its     % Cumulative Preferred Stock ("Shares"), as set out in
                  the prospectuses of the Fund offering the sale of the Shares.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this ___ day of ________, 2003.


EQUISERVE, INC.
EQUISERVE TRUST COMPANY, N.A.                            ROYCE VALUE TRUST, INC.
(as Successors in interest of State Street Bank &
Trust Company)

ON BEHALF OF BOTH ENTITIES:

By:    ____________________________         By:    _____________________________
Name:  ____________________________         Name:  _____________________________
Title: ____________________________         Title: _____________________________